UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 16, 2022
Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE
WOONSOCKET, rhode island 02895
(Address of Principal Executive Offices) (Zip Code)

(401) 671-6550
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SUMR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement with Kids2, Inc.

On March 16, 2022, Summer Infant, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Kids2, Inc., a Georgia corporation (“Parent”), and Project Abacus Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides, subject to its terms and conditions, for the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Proposed Merger”).

The Board of Directors of the Company (the “Board of Directors”) unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated thereby, including the Proposed Merger, are advisable and in the best interests of the Company and its stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Proposed Merger; and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement (the “Company Board Recommendation”).

Under the terms of the Proposed Merger, (i) each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Proposed Merger (the “Effective Time”) (other than shares of common stock (a) owned by Parent, Merger Sub, the Company or any subsidiary of Parent, Merger Sub or the Company, or (b) held by a stockholder who is entitled to, and who has perfected, appraisal rights for such shares under Delaware law) automatically will be converted into the right to receive cash in an amount equal to $12.00 per share (the “Merger Consideration”), without interest, subject to any required withholding of taxes; and (ii) each outstanding unexercised, vested or unvested option or unvested restricted stock award outstanding immediately prior to the Effective Time will be converted into the right to receive cash (without interest, subject to any required withholding of taxes) (a) in the case of options, in an amount equal to the product of the excess, if any, of the Merger Consideration over the exercise price of such option, multiplied by the number of shares of common stock issuable upon the exercise of the option or (b) in the case of unvested restricted stock awards, in amount equal to the product of the Merger Consideration multiplied by the number of shares subject to the restricted stock award.

The completion of the Proposed Merger is subject to closing conditions, including: (i) the approval of the Merger Agreement by the Company’s stockholders (the “Stockholder Approval”); (ii) the absence of any laws or court orders making the Proposed Merger illegal or otherwise prohibiting the Proposed Merger; (iii) other customary closing conditions, including the accuracy of the representations and warranties of each party (subject to certain materiality exceptions) and material compliance by each party with its covenants under the Merger Agreement; and (iv) the closing of a debt financing by Parent, a portion of the proceeds of which will fund Parent’s obligation to pay the Merger Consideration.

Parent has entered into debt commitment letters providing for (i) an asset-based credit facility and (ii) a term loan, a portion of the proceeds of which will fund Parent’s obligation to pay the Merger Consideration at the closing of the Proposed Merger. The obligations of the lenders under the debt commitment letters are subject to a number of conditions, including the receipt of executed loan documentation, accuracy of certain specified representations and warranties, and certain pro forma financial conditions.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, (i) agreements to use commercially reasonable efforts to conduct its and its subsidiaries’ businesses in the ordinary course of business during the period between the date of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period; and (ii) to call a meeting of its stockholders to adopt the Merger Agreement.

The Company has also agreed not to (i) solicit proposals relating to alternative transactions; or (ii) participate in any discussions or negotiations regarding, or furnish any non-public information relating to the Company in connection with, any proposal for an alternative transaction, subject to certain exceptions to permit the Board of Directors to comply with its fiduciary duties. Notwithstanding these “no-shop” restrictions, prior to obtaining the Stockholder Approval, under specified circumstances, the Board of Directors may change the Company Board Recommendation in connection with its decision to accept a superior proposal (in which case the Company is also required to terminate the Merger Agreement and pay the termination fee described below).

The Merger Agreement may be terminated by mutual written consent of the Company and Parent or by either the Company or Parent in certain circumstances if the failure to consummate the transactions contemplated by the Merger Agreement is not caused by any breach of the Merger Agreement by the party electing to terminate the Merger Agreement. If the Board of Directors approves a change of the Company Board Recommendation, the Company will be required to pay Parent a termination fee of $2,310,600.

In connection with entering into the Merger Agreement, Wynnefield Capital Management LLC and Jason Macari, who beneficially own shares of common stock constituting approximately 53% of the Company’s issued and outstanding common stock, have each entered into a similar voting and support agreement with Parent pursuant to which they agreed to vote their beneficially owned shares of common stock in favor of the Proposed Merger, and their respective agreements will automatically terminate in certain circumstances, including if the Merger Agreement is terminated or the Board of Directors changes its Company Board Recommendation.

A copy of the Merger Agreement has been filed herewith to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

If the Proposed Merger is consummated, the Company’s common stock will be delisted from the Nasdaq Capital Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Amendments to Loan Agreements

Amendment to BofA Agreement. On March 16, 2022, the Company and its subsidiary, Summer Infant (USA), Inc. (“Summer USA”), as borrowers, entered into Amendment No. 2 to the Third Amended and Restated Loan and Security Agreement among the Company and Summer USA, as borrowers, the guarantors from time-to-time party thereto, the financial institutions from time-to-time party thereto as lenders, and Bank of America, N.A., as agent for the lenders (the “BofA Amendment”).

The BofA Amendment amends the terms of the Third Amended and Restated Loan and Security Agreement (the “BofA Agreement”) among other things:

•	increase the minimum availability requirement to $3.5 million;

•	modify the fixed charge coverage ratio to provide for a ratio of at least 1.00 to 1.00 as of the last day of each fiscal month commencing January 28, 2023;

•	adjust the minimum EBITDA covenant thresholds;

•	waive the requirement that the Company’s audit and certification with respect to its fiscal year 2021 financial statements be without qualification; and

•	permit the Company to add back the costs of legal advisors and independent consultants incurred during the period from January 1, 2022 through July 2, 2022 in an aggregate amount not to exceed $1.0 million.

The foregoing summary of the BofA Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Amendment to Loan and Security Agreement. On March 16, 2022, the Company and Summer USA, as borrowers, entered into Amendment No. 1 to the Loan and Security Agreement dated as of January 28, 2022, among the Company and Summer USA. as borrowers, the guarantors from time-to-time party thereto, Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, as lenders (“Lenders”), and Wynnefield Capital, Inc., as agent for the Lenders (the “New Term Loan Amendment”). The New Term Loan Amendment amends the terms of the Loan and Security Agreement to conform with the amendments to the BofA Agreement. In addition, the Lenders also waived the requirement that the Company’s audit and certification with respect to its fiscal year 2021 financial statements be without qualification.

The foregoing summary of the New Term Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On March 16, 2022, the Company announced its financial results for the fourth fiscal quarter and full year ended January 1, 2022. The full text of the press release issued in connection with the announcement is attached herewith as Exhibit 99.1.

The information in this Item 2.02 and exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the entry into the Merger Agreement, on March 16, 2022, the Board of Directors approved, and the Company entered into, the fourth amendment (the “Amendment”) to the existing engagement letter between the Company and Riveron RTS, LLC (“Riveron”), originally dated December 9, 2019 and further amended on February 28, 2020, November 30, 2020 and January 3, 2022 (the “Engagement Letter”). The Amendment provides that if the Company consummates a transaction constituting a “Change in Control” (as defined in the Company’s Amended and Restated Change in Control Plan (the “Change in Control Plan”)) (a “Sale Transaction”), the Company shall pay Riveron a success fee, payable at the closing of the Sale Transaction, based upon the per share consideration received by holders of the Company’s common stock in the Sale Transaction, which would be approximately $258,120 based on the Merger Consideration.

As previously disclosed, neither Stuart Noyes, the Company’s CEO and a member of the Company Board, nor Bruce Meier, the Company’s Interim CFO, will receive any compensation from the Company for their services, rather, the Company compensates Riveron in accordance with the Engagement Letter, as amended.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 10.3 and is incorporated herein by this reference.

Item 7.01. Regulation FD Disclosure.

On March 16, 2022, the Company and Parent issued a joint press release announcing the transactions contemplated by the Merger Agreement. The full text of the press release issued in connection with the announcement is attached herewith as Exhibit 99.2.

The information in this Item 7.01 and exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

On February 9, 2022, the Board of Directors approved an amended and restated change in control plan to extend the term of the existing plan to February 9, 2024.

The foregoing description of the amended and restated change in control Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the amended and restated change in control plan, which is filed herewith as Exhibit 10.4 and is incorporated herein by this reference.

Additional Information about the Proposed Merger and Where to Find It

In connection with the Proposed Merger, the Company will prepare and file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A and a proxy card, to be mailed to Company stockholders entitled to vote at the special meeting relating to the Proposed Merger. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company may file with the SEC in connection with the Proposed Merger. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed or furnished by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). In addition, copies of the proxy statement and other relevant materials and documents filed by the Company with the SEC will also be available free of charge on the Investor Relations page of the Company’s website located at https://www.sumrbrands.com.

Participants in the Solicitation of Company Stockholders

The Company, Kids2, Inc. and their respective directors and executive officers, management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Proposed Merger. Information about the Company’s directors and executive officers and their ownership of Company common stock is set forth in its definitive proxy statement for its 2021 annual meeting of shareholders filed with the SEC on April 16, 2021. To the extent that holdings of the Company’s securities have changed since the amounts reflected in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation and their interests in the Proposed Merger will be included in the proxy statement and other materials relating to the Proposed Merger when they are filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://www.sumrbrands.com.

Cautionary Note Regarding Forward-Looking Statements

This Form 8-K contains (and oral communications made by us may contain) “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “target,” “future,” “seek,” “likely,” “strategy,” “may,” “should,” “will,” and similar references to future periods and include statements regarding the proposed merger with Kids2, including statements relating to the Proposed Merger.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. The Company’s actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, risks related to disruption of management’s attention from ongoing business operations due to the Proposed Merger; the risk that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise; the risk that the transaction does not close when anticipated, or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; potential adverse reactions or changes to employee or business relationships resulting from the announcement or completion of the proposed merger; the risk of litigation or legal proceedings related to the Proposed Merger; unexpected costs, charges or expenses resulting from the Proposed Merger; and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, and the Company’s subsequent Quarterly Reports on Form 10-Q and in other filings the Company makes with the SEC from time to time. All information provided in this release is as of the date hereof and the Company undertakes no duty to update this information except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of March 16, 2022, by and among the Company, Parent and Merger Sub

10.1**	Amendment No. 2 to the Third Amended and Restated Loan and Security Agreement, dated as of March 16, 2022, among Summer Infant, Inc. and Summer Infant (USA), Inc. as borrowers, the guarantors from time-to-time party thereto, the financial institutions from time-to-time party thereto as lenders, and Bank of America, N.A., as agent for the lenders

10.2**	Amendment No. 1 to Loan and Security Agreement, dated as of March 16, 2022, among Summer Infant, Inc. and Summer Infant (USA), Inc. as borrowers, the guarantors from time-to-time party thereto, the financial institutions from time-to-time party thereto as lenders, and Wynnefield Capital, Inc., as agent and security trustee for the lenders

10.3	Fourth Amendment to Engagement Letter, dated March 16, 2022, between the Company and Riveron RTS, LLC

10.4	Summer Infant, Inc. Amended and Restated Change in Control Plan

99.1	Press Release of the Company dated March 16, 2022

99.2	Joint Press Release of the Company and Parent dated March 16, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

___________

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.

**	Portions of this exhibit have been omitted for confidential treatment pursuant to Regulation K, Item 601(b)(10).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: March 16, 2022	By:	/s/ Bruce Meier
Bruce Meier
Interim Chief Financial Officer